Mail Stop 03-06

April 26, 2005



Via U.S. Mail

Mr. Peter C. Canepa
Executive Vice President and Chief Financial Officer
Riviera Tool Company
5460 Executive Parkway SE
Grand Rapids, MI  49512

	Re:	Riviera Tool Company
		Form 10-K for the year ended August 31, 2004
Forms 10-Q for the quarter ended November 30, 2004 and February
28,
2005
      File No.  001-12673


Dear Mr. Canepa:


      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Michele Gohlke
								Branch Chief



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